Exhibit 99.1

CONTACTS:

Kenneth A. Paladino, COO/CFO              Van Negris / Lexi Terrero
TII Network Technologies, Inc.            Van Negris & Company, Inc.
(631) 789-5000                                     (212) 396-0606

FOR IMMEDIATE RELEASE

                  TII NETWORK TECHNOLOGIES REPORTS FISCAL 2005
                      SECOND QUARTER AND FIRST HALF RESULTS

COPIAGUE, NY - FEBRUARY 10, 2005 - TII Network Technologies, Inc. (Nasdaq:
TIII), a leading provider of telecommunications network protection and management products, today announced its results of operations for the second quarter and first half of fiscal 2005, ended December 31, 2004.

Net sales for the second quarter of fiscal 2005 were $7.1 million compared to $7.0 million for the comparative prior year period, an increase of approximately $52,000 or 1.0%. Net sales for the first six months of fiscal 2005 were $14.0 million compared to $16.2 million for the similar prior year period, a decrease of approximately $2.2 million or 13.6%. The lower comparative sales for the first six months of fiscal 2005 was due to the sharp increase in sales that occurred during the first quarter of fiscal 2004 resulting principally from the severe weather that occurred during the summer of calendar 2003.

Gross profit for the second quarters of fiscal 2005 and fiscal 2004 were both $2.1 million. Gross profit for the six months ended December 31, 2004 was $4.2 million compared to $4.9 million for the similar prior year period, a decrease of approximately $648,000 or 13.3 %, while gross profit margin for both those periods was approximately 30.0%. The lower gross profit level for the first six months over the prior year ago period was primarily due to the lower sales levels.

Net earnings for the second quarter of fiscal 2005 were $254,000 or $0.02 per diluted share, compared to net earnings of $320,000 or $0.02 per diluted share, in the year ago quarter. For the six months ended December 31, 2004, net earnings were $851,000 or $0.07 per diluted share, compared to net earnings of $1.2 million or $0.10 per diluted share for the comparable prior year period.

Commenting on the fiscal year 2005 second quarter results, Timothy J. Roach, President and Chief Executive Officer, stated: "We are pleased to report another quarter of solid financial results including a sequential increase in sales. This is our seventh straight quarter of earnings which reflects the stability of the turn-around that we have accomplished at TII within our core Telco business. This stable foundation of profitability and cash flow will finance our strategy of leveraging our core competencies into emerging and growing markets with new proprietary products.

"One of our primary strategic objectives is to diversify and expand our products and customer base beyond our historic focus on copper-based protection products for the telecommunications industry. As a result of these efforts, we recently introduced a new product - the first HomePlug(R) embedded surge protector - which we developed and are marketing with our partner Intellon Corporation, a world leader in powerline communications.

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

"Our new product combines TII's proprietary AC protection, specifically designed for today's HomePlug networks, with Intellon's proprietary HomePlug powerline communications integrated circuit which will enable TII's customers to network high-speed data services through the integrated powerline port of our HNP6-E surge protector.

                                   -- more --

TII Network Technologies, Inc.

February 10, 2004
Page Two

"This is the first of several products we plan on introducing into the HomePlug networking market. We also plan on integrating our proprietary and patented protection technology into products specifically designed for the related Broadband over Power Line (BPL) market. The power utilities are quickly adopting BPL technology to provide broadband service in competition with the traditional service providers and it is one of the markets we have targeted for growth.

"We anticipate that as the second half of fiscal 2005 progresses, our revenue mix will reflect our penetration of these new markets as we capitalize on profitable growth opportunities within current and new customers.

"Going forward, our strategy is to leverage our primary competitive advantage of providing the highest-quality products, with cost-effective performance and innovative features that meet articulated market needs."

About TII Network Technologies, Inc.

TII is a proven technology leader specializing in providing the telecommunications industry with innovative network protection and management products, including station protectors, network interface devices, DSL protectors, filters and splitters, power and data-line protectors and a multi-service residential gateway, as well as creative, custom design solutions to meet customers' individual requirements.

Statements in this release that are not strictly historical are "forward-looking" statements and should be considered as subject to the risks and uncertainties that exist in the Company's operations and business environment. These factors include, but are not limited to: dependence on, and ability to retain, its "as-ordered" general supply agreements with its largest three customers and win new contracts; the ability of the Company to market and sell products to new markets beyond its principal market - the copper-based Telco market; the Company's ability to timely develop products and adapt its existing products to address technological changes, including changes in its principal market, Telco; exposure to increases in the cost of the Company's products, including increases in the cost of the Company's petroleum based plastic products; the Company's dependence for products and product components on Pacific Rim contract manufacturers, including on-time delivery, quality and exposure to changes in the cost in the event of changes in the valuation of the Chinese Yuan; the Company's dependence upon one of its principal contract manufacturers that is an affiliate of a principal customer and competitor; the Company's ability to successfully transition production from one of its principal contract manufacturers to another contract manufacturer; the potential for the disruption of shipments as a result of, among other things, third party labor disputes, political unrest in or shipping disruptions from countries in which the Company's contract manufacturers produce the Company's products; weather and similar conditions, particularly the effect of hurricanes/typhoons on the Company's manufacturing, assembly and warehouse facilities in Puerto Rico or the Pacific Rim; competition in the Company's traditional telecommunications market and new markets the Company is seeking to penetrate; potential changes in customers' spending and purchasing policies and practices; general economic and business conditions, especially as they pertain to the telecommunications industry; dependence on third parties for product development; risks inherent in new product development and sales, such as start-up delays and uncertainty of customer acceptance; the Company's ability to attract and retain technologically qualified personnel; the Company's ability to fulfill its growth strategies; the level of inventories maintained by the Company's customers; the ability to maintain listing of its Common Stock on the Nasdaq SmallCap market; the availability of financing on satisfactory terms and other factors from time to time discussed in the Company's SEC reports.

                                   -- more --

                         -- Statistical Tables Follow --

TII Network Technologies, Inc.
February 10, 2005 - Page Three

                  TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME

                      (In thousands, except per share data)

                                                 Three months ended         Six months ended
                                                ---------------------     ---------------------
                                                Dec. 31,     Dec. 26,     Dec. 31,      Dec. 26,
                                                  2004         2003         2004          2003
                                                --------     --------     --------     --------
                                                    (Unaudited)                (Unaudited)
Net sales                                       $  7,053     $  7,001     $ 14,005     $ 16,213
Cost of sales                                      4,979        4,932        9,796       11,356
                                                --------     --------     --------     --------

              Gross profit                         2,074        2,069        4,209        4,857
                                                --------     --------     --------     --------

Operating expenses:

         Selling, general and administrative       1,528        1,452        2,772        2,938
         Research and development                    291          308          582          694
                                                --------     --------     --------     --------
              Total operating expenses             1,819        1,760        3,354        3,632
                                                --------     --------     --------     --------

              Operating income                       255          309          855        1,225

Interest expense                                      (1)          (1)          (4)         (12)
Interest income                                       22            9           36           17
Other income (expense)                                (3)          15           (5)          15
                                                --------     --------     --------     --------

Earnings before income taxes                         273          332          882        1,245

Provision for income taxes                            19           12           31           12
                                                --------     --------     --------     --------

Net earnings                                    $    254     $    320     $    851     $  1,233
                                                ========     ========     ========     ========

Net earnings per common share:

     Basic                                      $   0.02     $   0.03     $   0.07     $   0.11
                                                ========     ========     ========     ========
     Diluted                                    $   0.02     $   0.02     $   0.07     $   0.10
                                                ========     ========     ========     ========

Weighted average common shares outstanding:

     Basic                                        11,908       11,782       11,908       11,734
     Diluted                                      12,602       12,899       12,538       12,429


                                   - m o r e -

TII Network Technologies, Inc.
February 10, 2005 - Page Four

                  TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                        (In thousands, except share data)

                                                                                                  December 31,   June 25,
                                                                                                      2004         2004
                                                                                                    --------     --------
                                                                                                  (Unaudited)

                                          ASSETS
Current Assets:
     Cash and cash equivalents                                                                      $  6,532     $  4,164
     Accounts receivable, net of allowance for doubtful accounts of $100,000 at December
     31, 2004 and June 25, 2004                                                                        2,578        3,435
     Inventories                                                                                       4,483        5,405
     Prepaid expenses and other current assets                                                           884          374
                                                                                                    --------     --------
         Total current assets                                                                         14,477       13,378
                                                                                                    --------     --------

Property, plant and equipment, net                                                                     3,773        3,947
Other assets                                                                                             413          477
                                                                                                    --------     --------

TOTAL ASSETS                                                                                        $ 18,663     $ 17,802


                           LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
     Accounts payable and accrued liabilities                                                       $  2,351     $  2,341
                                                                                                    --------     --------
         Total current liabilities                                                                     2,351        2,341
                                                                                                    --------     --------

Commitments and contingencies

Stockholders' Equity:
       Preferred stock, par value $1.00 per share; 1,000,000 shares authorized;
     Series D Junior Participating, no shares outstanding                                                  -            -
      Common stock, par value $.01 per share; 30,000,000 shares authorized;
           11,925,421 shares issued at December 31, 2004 and June 25, 2004 and
           11,907,784 shares outstanding at December 31, 2004 and June 25, 2004                          119          119
     Additional paid-in capital                                                                       37,992       37,992
     Accumulated deficit                                                                             (21,518)     (22,369)
                                                                                                    --------     --------
                                                                                                      16,593       15,742
     Less:  17,637 common treasury shares, at cost                                                      (281)        (281)
                                                                                                    --------     --------
              Total stockholders' equity                                                              16,312       15,461


TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                          $ 18,663     $ 17,802
                                                                                                    ========     ========

                                                     # # #



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